Exhibit 10.8

Execution Version

UTi Worldwide Inc.

9 Columbus Centre, Pelican Drive

Road Town, Tortola

British Virgin Islands

February 26, 2014

P2 Capital Partners, LLC

590 Madison Avenue, 25th Floor

New York, NY 10022

Amended and Restated Letter Agreement

This amended and restated letter agreement (this “Letter Agreement”) amends, restates and supersedes in its entirety that certain letter agreement dated April 22, 2013, between P2 Capital Partners, LLC (“P2 Capital”) and UTi Worldwide Inc. (“UTi”) setting forth, among other things, the terms under which Josh Paulson, an executive with P2 Capital (the “Candidate”), would be appointed to the Board of Directors of UTi (the “Board”).

In accordance with our recent discussions, this Letter Agreement sets forth certain understandings among the parties in connection with the purchase by a certain affiliate of P2 Capital of certain convertible preferred shares sold by UTi pursuant to the Share Purchase Agreement dated as of February 26, 2014, between UTi and P2 Capital Master Fund X, L.P. (the “Share Purchase Agreement”, the closing of such purchase, the “Closing”). The effectiveness of this Letter Agreement shall be conditioned upon the Closing, and until the Closing, the existing letter agreement dated April 22, 2013 referenced above shall remain in full force and effect.

Capitalized terms used but not defined herein shall have the meanings given to such terms in Section 4 of this Letter Agreement.

In connection with the foregoing, the parties agree as follows:

1. UTi agrees that:

a. For so long as P2 Capital and its affiliates have continuously since the date hereof collectively beneficially owned at least 5.0% of the then-outstanding ordinary shares, no par value, of UTi (“Ordinary Shares”) on an as-converted, fully-diluted basis, P2 Capital will have the right to designate for nomination for election or reelection to the Board one individual (a “P2 Capital Nominee”), who shall be the managing member of P2 Capital or a partner of P2 Capital or one of its affiliates (it being agreed and acknowledged that the Candidate currently serves on the Board as a P2 Capital Nominee). Subject to the satisfactory completion of a director questionnaire and a standard background check, the Nomination & Corporate Governance (“NCG”) Committee of the Board shall approve such nomination, unless the NCG Committee determines in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to P2 Capital), that the P2 Capital Nominee fails to satisfy the following requirements: (i) the independence requirements of NASDAQ, (ii) the applicable requirements regarding service as a director of the Company under applicable law, the NASDAQ Stock Market Rules or, if the Ordinary Shares are not listed on NASDAQ, any comparable rule or regulation of the primary stock exchange or quotation system on which the Ordinary Shares are listed or quoted, regarding service as a director and (iii) the recommendation of such P2 Capital Nominee is not reasonably expected to violate the fiduciary duties of UTi, the Board or the NCG Committee (the “Nominee Qualification Requirements”), in which case, UTi shall provide P2 Capital with a reasonable opportunity to designate an alternate P2 Capital Nominee.

b. UTi and the Board will, subject to satisfaction of their respective fiduciary duties, cause the P2 Capital Nominee approved by the NCG Committee to be included in management’s slate of nominees for those Shareholders Meetings (as defined below) at which members of the Board are elected and will recommend such person for election to the Board.

c. UTi will enter into the Registration Rights Agreement which will amend and restate the existing registration rights agreement with P2 Capital to register the resale by P2 Capital of Registrable Securities under the Securities Act on the terms described therein.

d. If, prior to the expiration of a P2 Capital Director’s term, the P2 Capital Director is unable to serve as a director on behalf of P2 Capital, resigns as a director of UTi or is removed as a director of UTi (other than as a result of Section 2(a) below), P2 Capital shall have the ability to recommend a substitute person, who shall be the managing member of P2 Capital or a partner of P2 Capital or one of its affiliates, to fill the resulting vacancy. Such recommendation will be subject to the satisfaction of the Nominee Qualification Requirements. In the event such substitute person does not satisfy the Nominee Qualification Requirements, P2 Capital will have the right to recommend additional substitute persons until one substitute person shall be accepted by the NCG Committee and the Board will, subject to satisfaction of its fiduciary duties, appoint such person to the Board no later than five business days after the NCG Committee’s recommendation of that person. So long as any P2 Capital Nominee is eligible to be so designated in accordance with this Letter Agreement, the Company shall not take any action to remove such person as a director without cause without the prior written consent of P2 Capital.

e. Unless otherwise agreed to by the Board, upon the election or appointment of any P2 Capital Nominee to the Board, the Board shall appoint such person to the Compensation Committee and the NCG Committee and, upon request by such person, any newly formed committees of the Board that the Board may establish from time to time after the date hereof unless the NCG Committee determines in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to P2 Capital) that such appointment would not be consistent with its fiduciary duties.

f. The P2 Capital Director shall be entitled to compensation and reimbursement consistent with the compensation and reimbursement received by other members of the Board, which will be paid in a manner consistent with past practice; provided that such compensation shall be paid to P2 Capital or its designee(s).

g. UTi agrees to maintain directors’ insurance for any P2 Capital Director in an amount not less than the amount of coverage provided from time to time for other members of the board of directors. The Company shall indemnify each P2 Capital Director to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law and shall enter into an Indemnification Agreement with such P2 Capital Director to be effective upon the election or appointment of such P2 Capital Director to the Board, in a manner no less favorable to such P2 Capital Director as provided to the Candidate in the Indemnification Agreement with the Candidate, dated as of April 22, 2013, subject to the satisfaction of applicable fiduciary duties.

2. P2 Capital agrees that:

a. If, at any time during the term of a P2 Capital Director, P2 Capital or any of its affiliates effects a transaction or series of transactions that results in P2 Capital and its affiliates collectively beneficially owning less than 5.0% of the then outstanding Ordinary Shares on an as-converted, fully-diluted basis, P2 Capital will no longer have any right to designate any directors of the Board pursuant to this Letter Agreement, and will cause any P2 Capital Director then in office to offer to resign from the Board.

b. So long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as converted, fully diluted basis, P2 Capital and its affiliates will vote all voting securities that they are entitled to vote at any UTi annual or other meeting of the shareholders (any such meeting, a “Shareholders Meeting”) in favor of the election of each of the Board’s nominees to stand for election at any Shareholders Meeting (the “Board Nominees”) and against any competing nominees and in accordance with the recommendation of the Board on any shareholder proposal, and will not take any action intended to solicit, persuade, encourage or otherwise advise, influence or convince any other shareholder of UTi not to vote in favor of the election of any of the Board Nominees or not to vote in favor of such Board recommendation at any Shareholders Meeting.

c. P2 Capital and its affiliates hereby irrevocably appoint, subject to Section 2(d), the Chairman of the Board of UTi and any individual designated in writing by UTi as P2 Capital’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of P2 Capital to vote, or cause to be voted, all voting securities beneficially owned by P2 Capital and its affiliates, in a manner consistent with Section 2(b) above, except as otherwise required under the Amended and Restated Memorandum of Association of UTi.

d. P2 Capital hereby (i) affirms that the irrevocable proxies referenced in Section 2(c) above are coupled with an interest and may under no circumstances be revoked so long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as converted, fully diluted basis and (ii) ratifies and confirms all that such irrevocable proxies may lawfully do or cause to be done by virtue hereof.

e. So long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as-converted, fully-diluted basis, neither P2 Capital nor any of its affiliates will, without the prior approval of the Board, directly or indirectly:

(i) purchase, offer to purchase, or agree to purchase or otherwise acquire beneficial ownership of any Ordinary Shares, or any securities or instruments convertible or exchangeable into Ordinary Shares other than any Ordinary Shares or other securities acquired pursuant to a conversion of the Convertible Preference Shares or as pay-in-kind dividends on the Convertible Preference Shares or other securities of the Company;

(ii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value, Ordinary Shares to any person except

(1) in a marketed, customary underwritten public offering of securities registered under the Securities Act which may be effected through a block trade with an underwriter so long as the underwriter represents to UTi that the offering will be fully marketed;

(2) in a transaction pursuant to which the purchaser represents and warrants in writing for the benefit of UTi, in form and substance reasonably satisfactory to UTi, that after giving effect to the purchase, such “person” or “group” (as used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) will not beneficially own more than 4.9% of the outstanding Ordinary Shares on an as-converted, fully-diluted basis,

(3) following any conversion, in a quantity necessary to raise cash equal to the excess of (x) the income taxes arising from any dividends received, deemed received or accrued on the Mandatory Convertible Preference Shares, the conversion of the Mandatory Convertible Preference Shares and any transfer of Ordinary Shares pursuant to this clause (3) over (y) the amount of cash previously received with respect to the Mandatory Convertible Preference Shares or pursuant to this clause (3) (with income taxes determined assuming that any taxable amount taxed as long-term capital gain or as a qualified dividend (as reasonably determined by P2 Capital) is subject to tax at a rate of 25% and any other taxable amount (as reasonably determined by P2 Capital) is subject to tax at a rate of 50%), subject, in the case of offers and sales pursuant to the Registration Rights Agreement, to any restrictions, limitations or black-out periods set forth in the Registration Rights Agreement;

(4) following any conversion of the Convertible Preference Shares pursuant to the terms of the Amended and Restated Memorandum of Association of UTi (the “Memorandum of Association”), if the receipt by P2 and its affiliates of all the Ordinary Shares upon such conversion is prohibited by Section 1.21 of Clause 12 of the Memorandum of Association of UTi, only in such quantity necessary to allow the Company to deliver the remaining Ordinary Shares pursuant to Section 1.21 (i) of Clause 12 of the Memorandum of Association; or

(5) pursuant to a Permitted Transfer (as defined below);

(iii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value any Convertible Preference Shares it beneficially owns (it being understood that conversion of one or more shares of Convertible Preference Shares shall not be deemed to constitute any of the foregoing) unless such transfer is

(1) (x) made to an affiliate controlled by P2 Capital and (y) such controlled affiliate agrees in writing for the benefit of UTi, in form and substance reasonably satisfactory to UTi and with a copy thereof to be furnished to UTi, to (A) extend the rights and obligations of P2 Capital under this Letter Agreement to such controlled affiliate, in which case all references to P2 Capital herein will be deemed to refer to P2 Capital and such controlled affiliate except as the context otherwise requires, and (B) transfer the Convertible Preference Shares (or the Ordinary Shares or other securities upon conversion thereof) back to the transferor at or before such time as such controlled affiliate ceases to be an affiliate of P2 Capital;

(2) pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any of its subsidiaries, subject to approval by the Board of such merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control transaction; or

(3) pursuant to the redemption or other acquisition by the Company of its securities, subject to approval by the Board of such redemption or other acquisition (each of the transfers described in the foregoing clauses (1) through (3), a “Permitted Transfer”).

(iv) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of UTi or any of its subsidiaries, including in relation to the election of any person (other than a person approved by the Board or as contemplated by Section 2(b) above) on the Board or removal of any member of the Board, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of UTi by way of any public communication or other communication to holders of securities of UTi intended for such purpose, except, in each case, with respect to any shareholder proposal recommended by the Board;

(v) make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving UTi or any of UTi’s subsidiaries or any of their respective securities or assets;

(vi) effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Ordinary Shares or Convertible Preference Shares or other securities of UTi) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving UTi or any of its subsidiaries;

(vii) request that UTi amend, waive or otherwise modify this Section 2(e) or disclose a plan or intention inconsistent with any of the terms in this Section 2(e);

(viii) make any public disclosure inconsistent with any of the terms in this Section 2(e) or take any action that could reasonably be expected to require UTi to make any such public disclosure;

(ix) contest the validity of this Letter Agreement or seek release of the obligations contained in this Section 2(e) (whether by legal action or otherwise); or

(x) enter into any discussions, negotiations, arrangements or understandings with or form a group (as defined above) with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (i) through (ix) of this Section 2(e) or otherwise act, alone or in concert with others, to seek to control or influence the Board or the management or policies of UTi, including its subsidiaries; provided, however, that nothing in this Section 2(e) will limit (w) the ability of any P2 Capital Director to vote or otherwise exercise its fiduciary duties as a member of the Board subject to the terms of this Letter Agreement, (x) the ability of P2 Capital to exercise its right to designate a P2 Capital Nominee in accordance herewith or (y) the ability of P2 Capital to participate in Board meetings in a manner consistent with past practice.

f. P2 Capital hereby confirms that it is aware, and that its affiliates and its and their respective representatives (who are not already aware) will be advised, that the United States securities laws generally prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

g. At any time a P2 Capital Director is serving on the Board, and if thereafter, there is not a P2 Capital Director serving on the Board, for 3 months after the last date a P2 Capital Director served on the Board, P2 Capital and its affiliates will be subject to and abide by all of the Company’s policies relating to the trading of securities and subject to Section 2(f) above.

h. P2 Capital will be responsible for any breach of this Section 2 by any of its affiliates.

3. The parties acknowledge and agree that the Convertible Preference Shares shall initially be represented by share certificates in the form attached hereto as Exhibit A, which has been approved by the Board pursuant to the Memorandum of Association and the Articles of Association of the Company.

4. For purposes of this Letter Agreement, the following terms have the meanings specified below:

“affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that any fund or other investment vehicle that is managed or controlled by any person shall be deemed an affiliate of such person; provided, further, that (i) portfolio companies in which any person or any of its affiliates has an investment shall not be deemed an affiliate of such person unless such person has provided, directly or indirectly, such portfolio company with confidential information of UTi received in connection with the Share Purchase Agreement or this Letter Agreement or (ii) the Company, any of its subsidiaries, or any of the Company’s other controlled affiliates, in each case, will not be deemed to be affiliates of P2 for purposes of this Letter Agreement. For purposes of this definition, “control” (including, with correlative meanings, the term “controlled by”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” and “beneficial ownership” have the meanings given to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.

“Convertible Preference Shares” means UTi’s Class A Convertible Preference Shares, Series A, no par value, sold by UTi pursuant to the Share Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“P2 Capital Director” means any member of the Board designated for nomination by P2 Capital and actually elected or appointed pursuant to this Letter Agreement including the Candidate.

“person” means any natural person, corporation, limited liability company, partnership, limited partnership, trust, joint venture, association, company, governmental entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Public Equity Holders” means holders of equity securities of UTi, other than P2 Capital and its affiliates and any person included in any group with P2 Capital or any of its affiliates.

“Registrable Securities” has the meaning assigned to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement dated as of the Closing, by and among UTi and the parties thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“voting securities” means any securities of UTi entitled to vote generally in the election of directors of UTi or any direct or indirect rights to acquire any such securities or any securities convertible into or exchangeable for such securities.

5. Each party hereto represents that this Letter Agreement has been duly authorized and approved by all necessary actions.

6. Except as set forth in Section 2(e)(ii) and (iii), this Letter Agreement shall not be assignable by either party hereto without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Letter Agreement may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The parties hereto agree that money damages may not be a sufficient remedy for any breach of this Letter Agreement and that the parties shall be entitled to injunctive or other equitable relief to remedy or prevent any breach or threatened breach. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except as to matters relating to the corporate governance of UTi, in which event such matters shall be governed by, and construed in accordance with, the laws of the British Virgin Islands.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to UTi an executed counterpart hereof.

Very truly yours, UTI WORLDWIDE INC.,

by
Name: Lance E. D’Amico Title: Senior Vice President and Chief Legal Officer

Accepted and agreed as of the date first above written:

P2 CAPITAL PARTNERS, LLC,

by
Name: Joshua D. Paulson Title: Partner

[FORM OF FACE OF PREFERRED SHARE CERTIFICATE]

EXCEPT WITH RESPECT TO THOSE TRANSFERS PERMITTED BY THE AMENDED AND RESTATED LETTER AGREEMENT BETWEEN P2 CAPITAL PARTNERS, LLC AND THE COMPANY, DATED FEBRUARY 26, 2014, THE SECURITY REPRESENTED HEREBY IS NOT TRANSFERABLE WITHOUT THE COMPANY’S PRIOR WRITTEN CONSENT, AND THE ACQUIRER AGREES NOT TO TRANSFER OR ATTEMPT TO TRANSFER THIS SECURITY WITHOUT SUCH CONSENT, AND FOLLOWING ANY PURPORTED TRANSFER IN VIOLATION OF THIS LEGEND, THE SECURITY REPRESENTED HEREBY SHALL BE DEEMED TO HAVE BEEN CANCELLED AND NEITHER THE TRANSFEROR OR TRANSFEREE SHALL HAVE ANY FURTHER RIGHTS WITH RESPECT TO SUCH SECURITY.

Certificate Number [ ]	[Initial] Number of Convertible Preference Shares: [ ]

CUSIP: [•]	ISIN: [•]

UTI WORLDWIDE, INC.

7.00% Convertible Preference Shares (of no par value)

(Liquidation Preference as specified below)

UTI WORLDWIDE, INC., a BVI business company (the “Company”), hereby certifies that [ ] (the “Holder”), is the registered owner of [ ]][the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Company’s designated 7.00% Convertible Preference Shares, with no par value and a Liquidation Preference initially equal to $1,000 per share (the “Convertible Preference Shares”). The Convertible Preference Shares are transferable on the register of members in respect of the Convertible Preference Shares maintained by the CPS Registrar, in person or by a duly authorised attorney, upon surrender of this certificate together with a duly executed instrument of transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are and shall in all respects be subject to the provisions of the Amended and Restated Memorandum and Articles of Association of the Company establishing the terms of the 7.00% Convertible Preference Shares of UTi Worldwide, Inc. dated February [•], 2014 as the same may be amended from time to time (the “Memorandum and Articles of Association”). Capitalized terms used herein but not defined shall have the meaning given them in the Memorandum and Articles of Association. The Company will provide a copy of the Memorandum and Articles of Association to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the provisions of the Convertible Preference Shares set forth on the reverse hereof and in the Memorandum of Association, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon entry of the name of the Holder in the register of members of the Company, the Holder is bound by the Memorandum and Articles of Association and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by two Directors of the Company this [__] of [ ] [ ].

UTI WORLDWIDE, INC.

By:
Name: Title:

By:
Name: Title:

COUNTERSIGNATURE

These are Convertible Preference Shares referred to in the within-mentioned Memorandum and Articles of Association.

Dated: [ ], [ ] Broadridge Corporate Issuer Solutions, Inc., as CPS Registrar and Transfer Agent

By:
Name: Title:

[FORM OF REVERSE OF CERTIFICATE FOR

CONVERTIBLE PREFERENCE SHARES]

The Convertible Preference Shares shall be convertible in the manner and accordance with the terms set forth in the Memorandum and Articles of Association.

The Company shall furnish without charge to each Holder who so requests a summary of the authority of the Board of Directors to determine variations for future series within a class of shares and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Convertible Preference Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [            ] 7.00% Convertible Preference Shares (the “Convertible Preference Shares”), of UTi Worldwide, Inc. (hereinafter called the “Company”), represented by share certificate No(s). [•] (the “Convertible Preference Shares Certificates”), into Ordinary Shares, no par value, of the Company (the “Ordinary Shares”) according to the conditions of the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”), as of the date written below. If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Convertible Preference Shares Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Memorandum and Articles of Association.

Date of Conversion:

Applicable Conversion Rate:

Number of Convertible Preference Shares to be Converted:

Ordinary Shares to be Issued:*

Signature:

Name:

Address:**

Fax No.:

*	The Company is not required to issue Ordinary Shares until the original Convertible Preference Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or the Conversion and Dividend Disbursing Agent.
**	Address where Ordinary Shares and any other payments or certificates shall be sent by the Company.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Convertible Preference Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the Convertible Preference Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)